PROSPECTUS                                  FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION NO. 333-49137


                                 900,000 SHARES

                         (CNB HOLDINGS, INC.(TM) LOGO)

                      A PROPOSED BANK HOLDING COMPANY FOR
                 CHATTAHOOCHEE NATIONAL BANK (IN ORGANIZATION)

                                  COMMON STOCK

     This Prospectus relates to the offering by CNB HOLDINGS, INC., a Georgia corporation (the "Company"), of 900,000 shares of its common stock, $1.00 par value per share (the "Common Stock"), at the purchase price of $10.00 per share (the "Offering"). The Company is a development stage corporation that has been organized to hold, upon receipt of regulatory approvals, all of the common stock of CHATTAHOOCHEE NATIONAL BANK (In Organization) (the "Bank"), Alpharetta, Georgia. Prior to the Offering, there has been no public trading market for the Common Stock. See "Underwriting" for information relating to the determination of the initial offering price. The Company expects that quotations for the Common Stock will be reported on the OTC Bulletin Board (the "OTCBB") under the symbol "CHGD." Unless otherwise waived by the Company, any one investor (together with the investor's affiliates) will be permitted to purchase a maximum of 45,000 shares ($450,000) of Common Stock.

     AN INVESTMENT IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS. PERSONS SHOULD NOT INVEST IN THE COMMON STOCK UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN OF THE FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE SAVINGS
  ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================================
                                                                              UNDERWRITING
                                                           PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                            PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share...........................................        $10.00               $0.825               $9.175
-------------------------------------------------------------------------------------------------------------------
Total(3)............................................      $9,000,000            $742,500            $8,257,500
===================================================================================================================

(1) The Company has agreed to indemnify J.C. Bradford & Co. (the "Underwriter") against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering and organizational operating expenses of the Company. Offering expenses are estimated to be approximately $32,500, and organizational expenses are estimated to be approximately $150,000.
(3) The Company has granted the Underwriter a 30-day over-allotment option to purchase up to 135,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriter, the total Price to Public will be $10,350,000, the total Underwriting Discount will be $853,875, and the total Proceeds to the Company will be $9,496,125. See "Underwriting."
                             ---------------------
     The shares of Common Stock are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be available for delivery on or about June 12, 1998.
                             ---------------------

                              J.C. BRADFORD & CO.

                                 June 8, 1998.

                                 BANK LOCATION

  (MAP DEPICTING THE PROPOSED BANK'S PRIMARY MARKET AREA AND SITE OF ITS MAIN
                                    OFFICE)

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

     The following Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes (i) no exercise of the Underwriter's over-allotment option and (ii) a public offering price of $10.00 per share.

                                  THE COMPANY

     The Company was incorporated under the laws of the State of Georgia on November 5, 1997, primarily to serve as the holding company for the Bank. The charter application for the Bank received preliminary approval from the Office of the Comptroller of the Currency (the "OCC") on April 6, 1998, and the Company received approvals from the Federal Reserve Board through the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Department of Banking and Finance of Georgia (the "Department of Banking") to become a bank holding company on May 29, 1998 and May 27, 1998, respectively. Following the approval of the OCC for the Bank to commence business, the Bank will issue all of its common stock to the Company to raise its required initial capital, and the Company's initial business will be that of a bank holding company and the Bank's sole shareholder. The organizers of the Company and the Bank, who will also serve as directors of the Company and the Bank as described in "Management" (the "Organizers"), anticipate receiving such approvals during the second and third quarters of 1998. Such approvals will require the Company to raise sufficient capital for its needs and to invest at least $9,600,000 of that capital in the Bank and will contain certain other normal conditions. If regulatory approvals are not obtained, the Company intends to commence dissolution proceedings. In this event, shareholders will receive only a portion, if any, of their original investment. See "Risk Factors -- Failure to Satisfy Regulatory Conditions" and "Proposed Business of the Company and the Bank."

                                    THE BANK

     The Bank is in the process of being organized as a national bank under the laws of the United States. The Organizers filed an application with the OCC for this purpose, which received preliminary approval on April 6, 1998, and another application with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, which received approval on May 29, 1998. The Bank will not be authorized to conduct its banking business until it obtains a charter from the OCC. The issuance of the charter will depend, among other things, upon the Bank's receiving $9,600,000 in capital from the Company and upon compliance with certain standard conditions imposed by the FDIC and the OCC which are generally designed to familiarize the Bank with certain applicable operating requirements and to prepare the Bank to commence business operations. The OCC requires that a new national bank complete the organization process and receive final approval to open for business within 18 months after receipt of preliminary approval from the OCC. The Bank expects to satisfy all conditions for organizing the Bank and to open for business during the third quarter of 1998 or as soon thereafter as practicable. See "Risk Factors -- Failure to Satisfy Regulatory Conditions." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area (the "PSA"). See "Proposed Business of the Company and the Bank."

     The Bank's philosophy with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Alpharetta, Georgia and the other communities located in north Fulton County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's PSA. The Company believes that local ownership and control will aid the growth and success of the Bank.

     The offices of the Company and the Bank will be located at 7855 North Point Parkway, Suite 200, Alpharetta, Georgia 30022. Pending commencement of operations, the current principal executive office of the Company and the Bank is located at: 1303 Hightower Trail, Suite 130, Atlanta, Georgia 30350, and their telephone number at that address is (770) 650-8262.

                              ORGANIZERS' OFFERING

     In a private placement that closed on April 30, 1998 (the "Organizers' Offering"), the Organizers purchased a total of 200,000 shares of Common Stock at an aggregate purchase price of $2,000,000 ($10.00 per share).

                                  THE OFFERING

Common Stock offered by the
  Company..................  900,000 shares of Common Stock, par value $1.00 per share, of the Company

Common Stock to be
outstanding after the
  Offering.................  1,100,000 shares(1)

Use of proceeds............  To capitalize the Bank, to pay organizational expenses of the Company and of the Offering and to provide working capital for the Company.

                             The Bank will use the proceeds of the Offering to
                               pay organizational and pre-opening operating expenses, including paying officers' and employees' salaries, to lease, construct and furnish a site for the Bank's main office and, following the commencement of business, to provide working capital to be used for business purposes, including making loans and other investments. See "Use of Proceeds."

Proposed OTCBB Symbol......  "CHGD"
---------------

(1) Does not include shares of Common Stock issuable pursuant to options that have been or may be granted under the Option Plans of the Company (as defined herein). See "Management -- Incentive Stock Option Plan, -- Non Qualified Stock Option Plan."

                              RECENT DEVELOPMENTS

     Based upon preliminary unaudited financial information, the Company had revenues of $52.00, operating expenses of $118,783 and a pre-tax loss of $118,731 for the four months ended April 30, 1998. The Company is in the organizational stage and has no operating history. Therefore, comparative information is not available.

     In the Organizers' Offering, which closed on April 30, 1998, the Organizers purchased an aggregate of $2,000,000 of Common Stock, resulting in net proceeds to the Company of $1,967,500, of which $360,000 was used to repay prior capital contributions of the Organizers. See "Use of Proceeds," "Organizers' Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     Investment in the Common Stock involves a significant degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of the Organizers and management, as well as assumptions made by and information currently available to, the Organizers and management. The words "expect," "estimate," "anticipate," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all risks of an investment in the Common Stock. Because the Company is only recently formed and the Bank will only obtain the necessary regulatory approvals in the future and will not have commenced banking operations as of the date hereof, prospective investors do not have access to all of the information that, in assessing their proposed investment, is available to the purchasers of securities of a financial institution with a history of operations. The Company's profitability will depend primarily upon the Bank's operations, and there is no assurance that the Bank will ever operate profitably. Therefore, persons should not invest in the Common Stock unless they can afford to lose their entire investment.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

NO OPERATING HISTORY AND ANTICIPATED LOSSES

     The Bank, which will initially be the sole subsidiary of the Company and its only source of income, is in organization and has no operating history on which to base any estimate of its future prospects. From inception to April 30, 1998, on an unaudited basis, the Company has experienced a cumulative net operating loss of $147,010, which the Company has funded with the proceeds of initial capital contributions from the Organizers. This deficit has resulted in its auditors issuing a comment about the Company's ability to continue as a going concern unless the Offering is completed. In the event the Offering is not completed, the Company will be unable to capitalize the Bank, and the Company will solicit shareholder approval for its dissolution and liquidation under Georgia law, in which event the Company will distribute to the shareholders its net assets remaining after payment or provision for payment of all claims against the Company. The shareholders will receive a return of a portion, if any, of their original investment, since the proceeds of the Offering and the Organizers' Offering will have been used to pay all expenses incurred by the Company, including the expenses of the Offering, the organizational and pre-opening expenses of the Company and the Bank and the claims of creditors.

     The Company's initial profitability will depend entirely upon the Bank's operations and the Bank's ability to pay dividends to the Company, which is restricted by law. See "Dividends" and "Supervision and Regulation -- Dividends." The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. Typically, most new banks incur substantial initial expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. There can be no assurance that the Bank will ever operate profitably. Initially, all of the Bank's loans will be unseasoned -- new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and the quality of the Bank's loan portfolio cannot be determined until that time. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock.

INDUSTRY COMPETITION

     The banking business is highly competitive. The Bank will compete as a financial intermediary with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms, all of which are actively soliciting business from residents of north Fulton County, Georgia, and many of which have greater resources than will be available to the Bank or the Company. See "Proposed Business of the Company and the Bank -- The Bank."

SUCCESS DEPENDS ON ECONOMIC CONDITIONS

     The majority of the Bank's borrowers and depositors are anticipated to be individuals and businesses located and doing business in the north Fulton County area. The success of the Bank will depend on the general economic conditions in the Bank's PSA of north Fulton County, Georgia. Any factors which adversely affect the north Fulton County economy could adversely affect the performance of the Bank. Although the Company expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Company's expectation of corresponding growth in the Bank's business will be achieved. See "Proposed Business of the Company and the Bank."

POSSIBLE ADVERSE EFFECT OF MONETARY POLICIES ON SUCCESS OF THE COMPANY

     The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "Supervision and Regulation."

DEPENDENCE ON KEY PERSONNEL

     H. N. Padget, Jr. has been instrumental in the organization of the Company and the Bank and will be the key management official in charge of the daily business operations of the Company and the Bank. The success of the Company and the Bank may depend upon the continued service of Mr. Padget as the President and Chief Executive Officer of the Company and the Bank. The Company has entered into an employment agreement with Mr. Padget, but cannot be assured of his continued service. See "Management -- Executive Compensation." The Company has also received a letter from Mr. Padget's former employer threatening possible legal action, although the Company believes this claim is without merit. See "Legal Proceedings."

LIMITATION ON GROWTH

     At least during the first years of the Bank's operations, the Bank's legally mandated lending limits will be lower than many of its competitors because it will initially have less capital than many of its competitors. The Bank's lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank's limits, thereby limiting the Bank's ability to grow. The Bank may seek to serve the needs of such borrowers by selling loan participations to other institutions, but there can be no assurance that this strategy will succeed. See "Proposed Business of the Company and the Bank -- The Bank."

NO DIVIDENDS

     The Company will initially have no source of income other than dividends paid to it by the Bank. The ability of the Company to pay dividends to its shareholders will therefore depend on the ability of the Bank to pay dividends to the Company. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for the Company and the Bank to retain and build capital, it will be the policy of the Boards of Directors of the Company and the Bank to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Company's and the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Boards of Directors of the Company and the Bank. See "Dividends" and "Supervision and Regulation -- Dividends."

NO PUBLIC MARKET; OFFERING PRICE ARBITRARILY DETERMINED

     Prior to the Offering, there has been no public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or continue following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. Since the Company is only recently formed and the Bank is in the process of being organized, the initial public offering price of $10.00 per share was determined by negotiations between the Company and the Underwriter based on several factors, including the need to raise sufficient capital to complete organization and commence operations. Because the price was not set with reference to traditional measures of equity valuation (such as book value, earnings power, discounted cash flow, etc.), the offering price may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting."

POSSIBLE VOLATILITY OF MARKET PRICE

     If a market develops for the Common Stock after the Offering, the price for the Common Stock will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, the Company's industry as a whole and general economic and market conditions. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market from time to time experiences extreme price and volume fluctuations. This volatility has a significant effect on the market prices of securities, often for reasons unrelated to the operating performance of issuers. Therefore, from time to time after the Offering, there may be significant volatility in the market price of the Common Stock.

CHANGES IN INDUSTRY REGULATIONS

     The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."

DILUTION

     The purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $.84 per share, the amount by which the purchase price of the Common Stock offered hereby will exceed the net tangible book value of the Common Stock immediately following the Offering. Also, the Common Stock is not subject to preemptive rights, which means that the owners of the Common Stock are not entitled to purchase additional shares of Common Stock if Common Stock is offered to others. As a result, the interest in the Company of owners of the Common Stock will be diluted if additional Common Stock is sold or issued pursuant to options, warrants or convertible securities, including pursuant to the Option Plans of the Company (as defined herein). See "Dilution."

FAILURE TO SATISFY REGULATORY CONDITIONS

     If the Company satisfies the Offering conditions and issues the shares of Common Stock, but final approval for the Bank to commence banking operations is not granted within 18 months after the receipt of preliminary approval from the OCC or other regulatory requirements are not satisfied, the Company will solicit shareholder approval for its dissolution and liquidation under Georgia law, in which event the Company will distribute to the shareholders its net assets remaining after payment or provision for payment of all claims against the Company. The shareholders will receive a return of only a portion, if any, of their original investment, since the proceeds of the Offering and the Organizers' Offering will have been used to pay all expenses incurred by the Company, including the expenses of the Offering, the organizational and pre-opening expenses of the Company and the Bank and the claims of creditors.

POTENTIAL CONTROL BY DIRECTORS AND OFFICERS

     After the Offering, the directors and officers of the Company will own approximately 18.2% of the outstanding Common Stock (approximately 16.2% if the Underwriter's over-allotment option is exercised in full). These persons may acquire additional shares of Common Stock in the Offering or thereafter which will increase such percentage. As a result, the directors and officers taken together may effectively be able to control the outcome of director elections and have control over the course of the Company's future activities. See "Management -- Company Officers and Directors; Proposed Bank Officers and Directors."

RISKS ASSOCIATED WITH THE YEAR 2000

     Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year, and there may be widespread computer malfunctions. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. The Company intends to seek assurances about the Year 2000 compliance with respect to any third party hardware or software systems it intends to use. The Company is currently negotiating with software providers to assist it in this regard. The Company believes that its internal systems and software and the network connections it will maintain will be adequately programmed to address the Year 2000 issue. Based on information currently available, management does not believe that the Company or the Bank will incur significant costs in connection with the Year 2000 issue. Nevertheless, there can be no assurances that all hardware and software that either the Company or the Bank uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company or the Bank will incur to respond to any Year 2000 issues. Further, the business of many of the Bank's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Bank's customers in solving Year 2000 issues could negatively affect such customer's ability to repay any loans which the Bank may have extended. Therefore, even if the Company and the Bank do not incur significant direct costs in connection with responding to the Year 2000 issue, there can be no assurance the failure or delay of the Bank's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Bank's business, financial condition and result of operations.

DETERRENT EFFECT OF ANTITAKEOVER PROVISIONS

     The Articles of Incorporation and the Bylaws of the Company contain certain provisions that may deter an attempt to change or gain control of the Company. As a result, the shareholders of the Company may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over market prices. See "Description of Capital Stock of the Company -- Certain Provisions of the Articles of Incorporation and Bylaws."

LIMITED BANKING EXPERIENCE OF CERTAIN DIRECTORS

     While several of the directors of the Company and proposed directors of the Bank have significant banking experience and familiarity with the Bank's PSA, certain of the directors have limited experience in the banking industry. As a result, such directors may lack the experience necessary to provide sufficient guidance to the Company and the Bank. See "Management -- Company Officers and Directors; Proposed Bank Officers and Directors."

                              ORGANIZERS' OFFERING

     In the Organizer's Offering, which closed on April 30, 1998, the Organizers purchased a total of 200,000 shares of Common Stock at an aggregate purchase price of $2,000,000 ($10.00 per share).

                                USE OF PROCEEDS

BY THE COMPANY

     The net proceeds of the Offering to the Company are estimated to be $8,257,500 ($9,496,125 if the Underwriter's over-allotment option is exercised in full) after deducting underwriting discounts and commissions. The Company will use approximately $150,000 of the net proceeds to pay organizational and Offering expenses of the Company and the Bank. The Company's organizational and Offering expenses will consist primarily of legal, accounting, marketing and printing expenses. Thereafter, the Company will use the net proceeds of the Offering, together with the net proceeds of the Organizers' Offering, to purchase all of the common stock of the Bank for a minimum of $9,600,000. Funds then remaining, estimated at $115,000 ($1,353,625 if the Underwriter's over-allotment option is exercised in full), will be retained by the Company for working capital and other general purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, or the purchase of certificates of deposit of the Bank, if necessary or deemed desirable by the Company. In addition, the Company will be reimbursed by the Bank for amounts advanced by the Company to the Bank for pre-opening and organizational expenses of the Bank. See "-- By the Bank."

     The following table sets forth the use of the gross proceeds of the Offering and the Organizers' Offering by the Company.

                                                                DOLLAR
                                                                AMOUNTS     PERCENTAGE
                                                              -----------   ----------
Without Over-Allotment Option:
Gross Proceeds from Organizers' Offering....................  $ 2,000,000      18.2%
Repayment of Organizers' Contributions......................     (360,000)     (3.3)
Offering Expenses...........................................      (32,500)      (.3)
                                                              -----------     -----
Net Proceeds from Organizers' Offering......................    1,607,500      14.6
Gross Proceeds from Offering................................    9,000,000      81.8
Sales Agent's Commission....................................     (742,500)     (6.7)
Organizational Expenses.....................................     (150,000)     (1.4)
Capitalization of the Bank..................................   (9,600,000)    (87.3)
                                                              -----------     -----
Remaining Proceeds..........................................  $   115,000       1.0%
                                                              ===========     =====
With Over-Allotment Option:
Gross Proceeds from Organizers' Offering....................  $ 2,000,000      16.2%
Repayment of Organizers' Contributions......................     (360,000)     (2.9)
Offering Expenses...........................................      (32,500)      (.3)
                                                              -----------     -----
Net Proceeds from Organizers' Offering......................    1,607,500      13.0
Gross Proceeds from Offering if Over-Allotment Option is
  Exercised in Full.........................................   10,350,000      83.8
Sales Agent's Commission....................................     (853,875)     (6.9)
Organizational Expenses.....................................     (150,000)     (1.2)
Capitalization of the Bank..................................   (9,600,000)    (77.7)
                                                              -----------     -----
Remaining Proceeds..........................................  $ 1,353,625      11.0%
                                                              ===========     =====

BY THE BANK

     The Bank will receive a minimum of $9,600,000 from the issuance of its common stock to the Company. The Bank will use approximately $350,000 of such proceeds to reimburse the Company for amounts advanced by the Company to pay organizational expenses, estimated at $100,000, and pre-opening expenses, estimated at $250,000, of the Bank. Organizational expenses of the Bank include consulting fees, expenses for market analysis and feasibility studies, and legal fees and expenses. Pre-opening expenses of the Bank include officers' and employees' salaries and benefits estimated at $100,000 (assuming the Bank opens for business on its target date of July 1, 1998), as well as lease payments, marketing expenses, interest expenses, accounting and other pre-opening expenses. For additional information concerning the compensation of the President and Chief Executive Officer of the Company and the Bank, see "Management -- Executive Compensation." The Bank will also use approximately $250,000 of such proceeds to purchase or lease furniture, fixtures and equipment for Bank's principal facility and $75,000 for leasehold improvements to such facility. The balance of the proceeds to be received by the Bank, estimated at approximately $8,925,000, will be used for loans to customers, investments and other general corporate purposes.

     In the opinion of the Company, the estimated net proceeds of approximately $8,257,500 to the Company from the Offering and the remaining proceeds of the Organizers' Offering should satisfy the cash requirements of the Company and the Bank for their respective twelve months of operations, and the Company and the Bank should not need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                    DILUTION

     At April 30, 1998, the net tangible book value of the Company was approximately $1.82 million, or $9.10 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.

     After giving effect to the issuance and sale by the Company of the 900,000 shares of Common Stock offered hereby at an initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company and the receipt by the Company of approximately $8,257,500 in net proceeds, the pro forma net tangible book value of the Company at April 30, 1998, would have been approximately $10.075 million, or $9.16 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $.06 per share to the Organizers and an immediate dilution in net tangible book value of $.84 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................          $10.00
Net tangible book value prior to the Offering...............  $9.10
Increase in net tangible book value attributable to new
  investors.................................................    .06
                                                              -----
Pro forma net tangible book value after the Offering........            9.16
                                                                      ------
Dilution in net tangible book value to new investors........          $  .84
                                                                      ======

     The following table summarizes, at April 30, 1998, the number of shares of Common Stock issued by the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing shareholders and by the new investors purchasing shares of Common Stock in the Offering at an initial public offering price of $10.00 per share and before deduction of estimated underwriting discount and offering expenses payable by the Company:

                                       SHARES PURCHASED      TOTAL CONSIDERATION
                                      -------------------   ---------------------   AVERAGE PRICE
                                       NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                      ---------   -------   -----------   -------   -------------
Existing shareholders...............    200,000      18%    $ 2,000,000      18%       $10.00
New investors.......................    900,000      82       9,000,000      82         10.00
                                      ---------     ---     -----------     ---
          Total(1)..................  1,100,000     100%    $11,000,000     100%
                                      =========     ===     ===========     ===

---------------

(1) Does not include shares of Common Stock issuable pursuant to options that have been or may be granted under the Option Plans of the Company (as defined herein). See "Management -- Incentive Stock Option Plan, -- Non Qualified Stock Option Plan."

     The Company's Board of Directors and initial shareholders have adopted an Incentive Stock Option Plan (the "Incentive Stock Option Plan") whereby stock options may be granted to employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the committee administering the Incentive Stock Option Plan. The Company's Board of Directors and initial shareholders have also adopted an Amended and Restated Non Qualified Stock Option Plan (the "Non Qualified Stock Option Plan" and, together with the Incentive Stock Option Plan, the "Option Plans"). The Option Plans permit the Company to grant options to certain key officers and employees of the Company and the Bank. The Company has reserved 100,000 shares of Common Stock for issuance upon the exercise of outstanding stock options under the Option Plans. The options authorized under the Incentive Stock Option Plan include the options the Company will be obligated to issue to Mr. Padget under the terms of his employment agreement. See
"Management -- Employment Agreement." Exercise of these options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In addition, the Company may issue additional stock options, shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in the Offering.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 30, 1998 and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of 900,000 shares of Common Stock in the Offering.

                                                                 AS OF APRIL 30, 1998
                                                              ---------------------------
                                                                             PRO FORMA
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   --------------
Current maturities of long-term debt and capital lease
  obligations...............................................  $   11,700    $    11,700
Long-term debt, less current maturities.....................      42,854         42,854
                                                              ----------    -----------
          Total long-term debt..............................  $   54,554    $    54,554
                                                              ==========    ===========
Shareholders' Equity:
Common Stock, par value $1.00 per share: 10,000,000 shares
  authorized; 200,000 shares issued and outstanding;
  1,100,000 shares issued ($10 each) and outstanding as
  adjusted(1)...............................................  $  200,000    $ 1,100,000
Preferred Stock, par value not stated; 10,000,000 shares
  authorized, no shares issued and outstanding..............          --             --
Additional paid-in capital(2)...............................   1,767,500      9,125,000
Accumulated deficit(3)......................................    (147,000)      (150,000)
                                                              ----------    -----------
          Total shareholders' equity........................  $1,820,500    $10,075,000
                                                              ==========    ===========
          Total Capitalization..............................  $1,875,054    $10,129,554
                                                              ==========    ===========

---------------

(1) Does not include shares of Common Stock issuable pursuant to options that have been or may be granted under the Option Plans. See
    "Management -- Incentive Stock Option Plan, -- Non Qualified Stock Option Plan."
(2) The underwriting discount and expenses of the Offering will be charged against this account. These expenses are estimated to be $742,500 and $32,500, respectively, and such amount was used in the calculation of the amount shown in the "As Adjusted" column.
(3) The "As Adjusted" deficit accumulated during the pre-opening stage results from expensing estimated pre-opening expenses for the Bank of $150,000. These expenses consist primarily of operational expenses, salaries and employee benefits. See "Use of Proceeds -- By the Bank." Pre-opening expenses will be charged against operating results and are estimates. Actual pre-opening expenses may be higher. Higher actual pre-opening expenses would increase the deficit accumulated during the pre-opening stage and thereby further reduce shareholders' equity.

                                   DIVIDENDS

     The Company will initially have no source of income other than dividends paid to it by the Bank. The ability of the Company to pay dividends to its shareholders will therefore depend on the ability of the Bank to pay dividends to the Company. Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for the Company and the Bank to retain and build capital, it will be the policy of the Boards of Directors of the Company and the Bank to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Company's and the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Boards of Directors of the Company and the Bank.

     The Bank will be restricted in its ability to pay dividends under the national banking laws and by regulations of the OCC. The Company and the Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of the Bank or the Company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. See "Supervision and Regulation -- Dividends."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The Company was organized on November 5, 1997, to serve as a holding company for a proposed national bank. Since inception, the main activities of the Company have centered on seeking, interviewing and selecting organizers/directors, applying for a national bank charter, applying for FDIC deposit insurance, applying to become a bank holding company and raising equity capital through the Organizers' Offering and this Offering.

     In the Organizers' Offering, which closed on April 30, 1998, the Organizers purchased a total of 200,000 shares of Common Stock at an offering price of $10.00 per share. Net of offering expenses, the Company raised $1,967,500 in the Organizers' Offering.

     During the development stage, from November 5, 1997 ("Inception") to December 31, 1997, the net loss amounted to $28,279. As of and for the four-month period ended April 30, 1998, the net loss amounted to $118,731.

NET INTEREST INCOME

     Since the Company has primarily been in the organizational stage, there are no results to present at this time. The Company's results of operations will be determined primarily by the Bank. The Bank's results of operations will be determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Bank, the ability to generate net interest income is dependent upon the Bank's ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

NONINTEREST INCOME

     Since the Company has primarily been in the organizational stage, there are no results to present at this time. Accordingly, there was no noninterest income for the four-month period ended April 30, 1998. The Bank will generate noninterest income primarily through service charges to customers and should begin generating noninterest income when it begins operations. Management expects noninterest income as a percentage of average assets to improve significantly in 1998 and 1999, but does not expect it to be a significant source of income.

NONINTEREST EXPENSE

     Noninterest expense for the four-month period ended April 30, 1998, amounted to $118,783. As a percentage of total average assets, noninterest expense amounted to 8.0%. Below are the components of noninterest expense for the four-month period ended April 30, 1998:

Salaries and benefits.......................................  $ 89,840
Legal and professional......................................     2,166
Other operating expenses....................................    26,777
                                                              --------
Total noninterest expense...................................  $118,783
                                                              ========

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Since the Company has primarily been in the organizational stage, there are no results to present at this time. Nevertheless, once the Bank commences operations, net interest income, the Company's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Company's overall interest rate risks.

     The asset mix of the balance sheet is to be continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources.

     As the Company continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's asset/liability committee will meet on a quarterly basis to develop management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company's primary source of liquidity will come from its ability to maintain and increase deposits through the Bank.

     Cash and cash equivalents are the primary source of liquidity as of April 30, 1998. At April 30, 1998, cash and cash equivalents amounted to $2.3 million, representing 89% of total assets.

     Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future, other than the Offering.

CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance-sheet items. Note that under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. Note that the leverage ratio is computed by dividing Tier 1 capital into total assets. For banks that are not rated CAMEL 1 by their primary regulator, (which includes the Bank), the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2%, depending upon risk profiles and other factors.

     A new rule was recently adopted by the Federal Reserve, the OCC and the FDIC that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items reported on the balance sheet, as well as off-balance-sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. A bank's reporting position would be multiplied by duration-based risk factors and weighted according to rate sensitivity. The net risk weighted position would be used in assessing capital adequacy. The objective of this complex proposal it to determine the sensitivity of a bank to various rising and declining interest rate scenarios.

     The table below illustrates the Company's regulatory capital ratios at April 30, 1998:

                                                                                 MINIMUM
                                                                               REGULATORY
                                                              APRIL 30, 1998   REQUIREMENT
                                                              --------------   -----------
Tier 1 capital..............................................       99.9%           4.0%
Tier 2 capital..............................................         --             --
                                                                   ----            ---
          Total risk-based capital ratio....................       99.9%           8.0%
                                                                   ====            ===
          Leverage ratio....................................       71.4%           3.0%
                                                                   ====            ===

     The above ratios indicate that the capital position of the Company is sound and that the Company is well positioned for future growth.

                        PROPOSED BUSINESS OF THE COMPANY
                                  AND THE BANK

THE COMPANY

     The Company was incorporated as a business corporation under the laws of the State of Georgia on November 5, 1997, primarily to serve as a bank holding company by capitalizing the Bank with $9,600,000. As a result, the Bank will issue all of its common stock to the Company, and the Company will be the Bank's sole shareholder. Initially, the Bank will be the sole operating subsidiary of the Company. The Company received approvals from the Federal Reserve and the Department of Banking to capitalize the Bank on May 29, 1998 and May 27, 1998, respectively. Upon the receipt of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the Georgia Bank Holding Company Act (the "Georgia BHC Act"). See "Supervision and Regulation -- Bank Holding Company Regulation."

     The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services which are permissible for bank holding companies but not for national banks. A holding company structure will facilitate the future raising of capital for the Bank because the Company will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the Company can be invested in the Bank as primary capital.

     The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "Supervision and Regulation."

THE BANK

     General. The Organizers filed applications on behalf of the Bank with the OCC and with the FDIC on December 8, 1997 for authority to organize as a national bank, the deposits of which will be federally insured, and to conduct a commercial banking business from Alpharetta, Georgia. The Bank will not be authorized to conduct its banking business until it obtains a charter from the OCC. The charter application for the Bank received preliminary approval from the OCC on April 6, 1998, and the application with the FDIC received approval on May 29, 1998. The issuance of the charter will depend, among other things, upon the Bank's receiving at least $9,600,000 in capital from the Company and upon compliance with certain standard conditions imposed by the FDIC and the OCC which are generally designed to familiarize the Bank with certain applicable operating requirements and to prepare the Bank to commence business operations. The OCC requires that a new national bank open for business (i.e., obtain a charter) within 18 months after receipt of preliminary approval from the OCC.

     Philosophy. The Bank's philosophy with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Alpharetta, Georgia and the other communities located in north Fulton County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The Company believes that local ownership and control will aid the growth and success of the Bank.

     Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. Most of the officers and directors of the Company are active members in the north Fulton community, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The officers and directors of the Company intend to utilize effective advertising and selling efforts in order to build a distinct institutional image for the Bank and to capture a customer base.

     Bank Location and Facilities. The Bank will be located in Alpharetta, Georgia in Fulton County. The Bank site is located on the east side of Georgia Highway 400 at the intersection of Mansell Road and North Point Parkway. The building is currently under construction. The building will be a one-story brick facility which will house three businesses. The Bank will have the central location with a small business on each side. The Bank will occupy 3,639 square feet of the total 19,600 square feet of the building. The space to be occupied by the Bank is being built out to the Bank's specifications.

     This location offers high visibility in a high traffic area just south of North Point Mall. The Bank site will be neighbor to a large retail power center. This area is the central location for business, residential, commuting and shopping in north Fulton County with proximity to Georgia Highway 400.

     The Bank entered into a Shopping Center Form Lease (the "Lease") dated March 23, 1998, which provides that the Bank may lease the building for a term of five years beginning April 1, 1998. The Lease provides that the Bank has the option to renew the Lease for two additional three-year terms. The lessor also required that a $70,000 irrevocable standby letter of credit be provided to begin the Company's build-out of the property. This irrevocable standby letter of credit expires on October 27,1998 and is secured by a $70,000 certificate of deposit purchased by the Company.

     Primary Service Area. The Bank's PSA represents a geographic area which includes Sandy Springs, Dunwoody, Roswell and Alpharetta. The boundaries of the PSA are represented by the Fulton County/ Forsyth County line on the north, the Fulton County/Gwinnett County line on the east, Interstate 285 on the south and the Fulton County/Cobb County line on the west. Areas of the PSA are located within 15 to 30 minutes drive time from Buckhead and downtown Atlanta and 30 to 45 minutes drive time from the north Georgia mountains and Lake Lanier.

     Economic and Demographic Factors. The PSA represents a diverse suburban market made up of older home communities, new golf club communities, municipal facilities, two major shopping malls, numerous dining amenities, growing public and private schools, headquarter locations of major national and international companies and numerous small businesses. The cities of Alpharetta and Roswell are the key economic focal points of the PSA. According to estimates released by the U.S. Census Bureau on November 18, 1997, Alpharetta ranked second in Georgia in terms of population growth between 1990 and 1996, representing a 57.5% change. Roswell ranked twelfth with a population change of 15.6%. The aggregate population of the PSA reported by the U.S. Census totaled 182,502 in 1990, is estimated to be 232,098 in 1996 and is projected to be 264,672 by 2001. The median family income was $78,592 for 1996 and is projected to be $92,983 by 2001. The median age of the adult population is 42.6 years.

     The strength of the economy in north Fulton County relies on its large, diversified small business community. The small business community makes up 85% of the membership of the Greater North Fulton Chamber of Commerce. Another significant economic factor of the PSA is the shopping and retail establishments located at North Point Mall. The one mile stretch of land located east of Georgia Highway 400 between Mansell Road and Haines Bridge Road represents one of the largest commercial retail shopping areas in Georgia. Its major focal point is North Point Mall, which is anchored by six major department stores and 180 specialty shops. The Bank will be located at the southern entrance of this retail/commercial area.

     Competition. The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Atlanta area. As of March 30, 1998, the north Fulton County area was served by 9 commercial banks with a total of 60 offices. A number of these competitors are well established in the north Fulton County area. Most of them have substantially greater resources and lending limits than the Bank and other certain services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits or extend less favorable terms (including lower interest) to attract loans.

     The regional bank holding companies represented in the PSA are:
NationsBank, N.A., which is the largest with a deposit market share of 26.63%, Wachovia Bank of Georgia with the second largest market share of 14.40%, First Union National Bank of Georgia, SunTrust Bank, SouthTrust Bank of Georgia, Regions

Bank and Colonial Bank. The larger regional banks' presence in the Bank's PSA is through branch offices, with many of the customer service functions, as well as authority for loan approval, being located outside of the Bank's PSA. There are several community banks located in the Bank's PSA; however, the Bank intends to differentiate itself from these banks primarily through personal service and strong involvement in the north Fulton County community. There are also two other de novo banks in the Bank's PSA.

     Historical Deposit Trends. The following table shows a comparison of deposit mix between the two independent community banks in the Bank's PSA (the "PSA Peer Banks") and the de novo banks chartered since 1995 in the state of
Georgia:

                                                               PEER GROUP DEPOSIT MIX
                                                          ---------------------------------
                                                          PSA PEER    GEORGIA DE NOVO PEER
                                                           BANKS              BANKS
                                                          --------    ---------------------
Demand deposits.......................................       18%              11%
Interest checking.....................................        8%              18%
MMA and savings.......................................       18%              17%
Time accounts.........................................       56%              54%

     Lending Policy. The Bank intends to emphasize a range of lending services, including commercial, real estate and consumer loans, to small-to medium-sized businesses and professional concerns and individuals that are located in or conduct a substantial portion of their business in the Bank's PSA.

     Loan Approval and Review. The Bank's loan approval policies have not been established, but will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the Loan Committee. The Bank will not make any loans to any director or executive officer of the Bank unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank and otherwise will comply with applicable law.

     Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general, the Bank will be subject to a loan-to-one-borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus or 25% of the unimpaired capital and surplus if the excess over 15% is within the guidelines set forth in 12 U.S.C.
Section 84 as an exception to the 15% limit. Based on the proposed minimum initial capitalization of the Bank and its projected pre-opening expenses, the Bank's initial lending limit will be approximately $1,365,000 for loans not fully secured plus an additional $910,000 (or an aggregate of approximately $2,275,000) for loans which meet the 12 U.S.C. Section 84 guidelines. The Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as the Bank's capital increases or decreases as a result of the Bank's earnings or losses, among other reasons. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, be amortized over a period not exceeding 60 months, in many cases bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers. Borrower creditworthiness is affected by general economic conditions, including unemployment rates, interest rates, consumer bankruptcy rates and levels of consumer spending. The principal competitors for consumer loans will be the established banks in the north Fulton County area.

     Real Estate Loans. The Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in and around the Bank's PSA. These loans include certain commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank may require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Bank's PSA. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers.

     The Bank may also originate mortgage loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans and Leases. It is expected that loans for commercial purposes in various lines of businesses will be one of the primary components of the Bank's loan portfolio. The terms of such loans vary by their purpose and underlying collateral (if any). Equipment loans and leases will typically be made for a term of five years or less at fixed or variable rates, with the loan or lease fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less and a lease-to-value ratio of 92% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases, principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers, which in turn is affected by general economic conditions and the strength of the services and retail market segments. In addition, the quality of the borrower's management and its ability to properly evaluate changes in the supply and demand characteristics affecting its respective markets for products and services and to effectively respond to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well established banks in the Bank's PSA will make proportionately more loans to medium-to-large sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small-to-medium-sized businesses who may be less able to withstand competitive, economic and financial conditions than larger borrowers.

     Other Banking Services. Other anticipated bank services include cash management services, safe-deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank plans to offer annuities, mutual funds and other financial services through a third party which has not, as yet, been chosen by the Bank. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

     The Bank will also offer to its targeted commercial customers a courier service that will pick up non-cash deposits and minimal cash deposits of up to $200 from the customer's place of business and deliver them to the Bank. The Bank believes that this will be an important service for its customers because the Bank will initially have only one location. The Bank will contract with a third party courier service which has been approved by the Georgia Public Service Commission for bank-related work.

     Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

     Deposits. The Bank will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank's PSA obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

     Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and endeavor to manage any gaps in maturity ranges.

     Employees. Upon commencement of operations, the Bank is expected to have approximately nine full-time employees and three part-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

     H.N. Padget, Jr. will be the President and Chief Executive Officer of the Company and the Bank and Chief Lending Officer of the Bank. Mr. Padget has over 20 years of banking experience, including extensive administration and retail banking experience. See "Management--Company Officers and Directors; Proposed Bank Officers and Directors."

                                   MANAGEMENT

COMPANY OFFICERS AND DIRECTORS; PROPOSED BANK OFFICERS AND DIRECTORS

     The following table sets forth, for the initial members of the Board of Directors of both the Company and the Bank, (i) their names, addresses and ages at June 5, 1998, (ii) the positions they will hold in the Company and the Bank,
(iii) the number of shares of Common Stock they beneficially own, and (iv) the percentage of outstanding shares beneficially owned after the Offering.

                                                                                          PERCENT OF
                                                             POSITIONS         NUMBER     OUTSTANDING
NAME AND ADDRESS                                (AGE)        TO BE HELD       OF SHARES     SHARES
----------------                                -----    ------------------   ---------   -----------
Class I Directors:
Patricia R. Grimes............................   (49)         Director         12,500         1.1%
  4385 Old Wesleyan Woods
  Alpharetta, Georgia 30022
Heber N. Padget, Sr...........................   (66)         Director         22,500         2.0
  128 Mt. View Drive, NW
  Gainesville, Georgia 30501
John A. Pond..................................   (50)         Director         15,000         1.4
  c/o Armour, Cape & Pond, Inc.
  2635 Century Parkway
  Suite 800
  Atlanta, Georgia 30345
Reid W. Simmons...............................   (50)         Director         12,500         1.1
  8660 River Trace
  Roswell, Georgia 30076
W. David Sweatt...............................   (50)     Chairman of the      50,000         4.5
  1580 Warsaw Rd.                                        Board and Director
  Roswell, Georgia 30076
Class II Directors:
David R. Hink.................................   (49)         Director         15,000         1.4
  c/o Strategic Solutions Group, Inc.
  165 Willow Brook Drive
  Roswell, Georgia 30076
Mary E. Johnson...............................   (45)         Director         12,500         1.1
  c/o T. Stephen Johnson & Assoc.
  9755 Dogwood Road,
  Suite 310
  Roswell, Georgia 30075
Robert W. Johnston............................   (46)         Director         10,000          .9
  c/o Koala Enterprises
  2880 Holcomb Bridge Road
  Building 90B,
  Suite 579
  Alpharetta, Georgia 30202
H.N. Padget, Jr...............................   (42)     President, Chief      5,000          .5
  c/o Chattahoochee National Bank (In                    Executive Officer,
     formation)                                            Chief Lending
  1303 Hightower Trail,                                    Officer(1) and
  Suite 130                                                   Director
  Atlanta, Georgia 30350

                                                                                          PERCENT OF
                                                             POSITIONS         NUMBER     OUTSTANDING
NAME AND ADDRESS                                (AGE)        TO BE HELD       OF SHARES     SHARES
----------------                                -----    ------------------   ---------   -----------
Class III Directors:
Michael L. Aldredge...........................   (45)         Director         10,000          .9
  c/o Aldredge Properties
  6095 Lake Forrest Drive
  Suite 200
  Atlanta, Georgia 30329
C. Dan Alford.................................   (37)         Director         10,000          .9
  c/o A&C Enercom, Inc.
  1777 Northeast Expressway
  Atlanta, Georgia 30094
William H. Groce, Jr..........................   (61)      Secretary and       15,000         1.4
  8250 Overview Court                                         Director
  Roswell, Georgia 30076
W. Darrell Sumner.............................   (49)         Director         10,000          .9
  c/o Bank Assets, Inc.
  9755 Dogwood Rd
  Suite 310
  Roswell, Georgia 30075
All Proposed Directors and Officers as a Group (13)........................   200,000        18.2%

---------------

(1) Bank only.

     Each of the above persons has been a director of the Company since November 5, 1997 and is a proposed director of the Bank. The Company has a staggered Board of Directors whereby one-third of the directors will be elected each year at the Company's annual meeting of shareholders. Upon such election, each director of the Company will serve for a term of three years. The terms of Patricia R. Grimes, Heber N. Padget, Sr., John A. Pond, Reid W. Simmons and W. David Sweatt, as Class I directors, expire in 1998, the terms of David R. Hink, Mary E. Johnson, Robert W. Johnston and H.N. Padget, Jr., as Class II directors, expire in 1999 and the terms of Michael L. Aldredge, C. Dan Alford, William H. Groce, Jr., and W. Darrell Sumner, as Class III directors, expire in 2000. See "Description of Capital Stock of the Company -- Certain Provisions of the Articles of Incorporation and Bylaws." The Company's officers are appointed by the Board of Directors and hold office at the will of the Company's Board.

     Each of the Bank's proposed directors will, upon approval of the OCC, serve until the Bank's first shareholders meeting, which meeting will be held shortly after the Bank receives its charter. It is anticipated that each proposed director will be nominated to serve as director of the Bank at that meeting. After the first shareholders meeting, directors of the Bank will serve for a term of one year and will be elected by the Company, as the sole shareholder of the Bank, each year at the Bank's annual meeting of shareholders. The Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Bank's Board.

     Michael L. Aldredge. Mr. Aldredge has served as Operations Manager and Secretary of Squire Inn, Inc. since 1990. From 1975 to 1990, he served as General Manager of Squire Inns' three different hotels. Mr. Aldredge is also a partner in KAL Jax Hotel, LTD, where he serves as Managing Partner of Days Inn Jacksonville Beach Resort. Mr. Aldredge also serves in a partnership capacity and as Secretary of AAA Cigarette Co., a vending machine company. He received a BBA degree from the University of Georgia in 1975. Mr. Aldredge serves as an Executive Board member of Sandy Springs Revitalization, Inc. He also served as Transportation Committee member of the Sandy Springs Revitalization Plan that was submitted to the Fulton County Board of Commissioners. Mr. Aldredge is a Committee Chairman of the Copeland Road Owners Association, an organization developed for the rejuvenation and upgrading of the area around Copeland Road and Roswell Road, and works closely with the Fulton County Police "COPS" Program.

Mr. Aldredge has also served as Program Chairman and twice as the Vice Chairman for the Cobb GM Forum, a hotel general managers association. Mr. Aldredge served on the Woodward North Steering Committee. He is a native of Atlanta and has lived in the Bank's PSA for over 15 years. Mr. Aldredge is a member of the Loan Committee of the Bank.

     C. Dan Alford. Mr. Alford has served as the Executive Vice President and Chief Operating Officer of A&C Enercom, Inc., a subsidiary of Intellisource, Inc., a Safeguard Securities company since 1992. He has served on several boards including A&C Enercom, Inc., Cape & Companies and Independent Funeral Home Resources. Mr. Alford received his BS degree in Electrical Engineering from the Georgia Institute of Technology. He is a native of Atlanta. Mr. Alford is a member of the Audit Committee of the Company and the Audit, Compliance and Community Reinvestment Act Committee of the Bank.

     Patricia Rhodes Grimes. Ms. Grimes has been retired from SunTrust Service Corporation since 1992. She has extensive banking experience and has held various management level positions with SunTrust Service Corporation and Trusco Data Systems, a division of Trust Company of Georgia. Most recently, Ms. Grimes served as Senior Vice President and Manager of the Application Systems Division with SunTrust Service Corporation, a subsidiary of SunTrust Banks, Inc. She also held positions with Trusco Data Systems, including Group Vice President and Assistant Manager of Systems and Programming, Vice President and Section Manager of Deposits, Financial and Human Resources Systems, Systems Officer and Project Leader of the Demand Deposit System, and programmer/analyst for Deposit Applications. Ms. Grimes served on the MIS Advisory Board for the University of Georgia. Ms. Grimes received a degree in Mathematics from the University of Georgia. Ms. Grimes is a native of Atlanta, and she has lived in the Bank's PSA for 17 years. Ms. Grimes is the Chairman of the Audit Committee of the Company and the Audit, Compliance and Community Reinvestment Act Committee of the Bank.

     William H. Groce, Jr. Mr. Groce is a retired executive from BellSouth Telecommunications. Mr. Groce held various positions at BellSouth Telecommunications throughout his career which began in 1958, including Executive Assistant to the President of BellSouth Telecommunications and Secretary to its Board of Directors from 1988 until his retirement in 1994. From 1986 to 1988, Mr. Groce served as Assistant Vice President, Regulatory Matters. Mr. Groce received a BS degree in Business Administration from the University of North Carolina, Chapel Hill. Mr. Groce served as a member of the board of the Chamber of Commerce in Asheville, North Carolina. Mr. Groce has lived in the Bank's PSA for 15 years. Mr. Groce is the Secretary of the Company, the Chairman of the Compensation Committee of the Company and the Asset/Liability Management Committee of the Bank.

     David R. Hink. Mr. Hink has been the Managing Principal of Strategic Solutions Resources since December 1996. From 1995 to 1996, Mr. Hink served as President of the MarKit Division of Severn Trent Systems, a software company. From 1993 to 1995, Mr. Hink was employed with A&C Enercom, Inc., where he served as Senior Vice President and was responsible for their information technology group of companies, comprised of Entec Consulting and the Market Applications Group. From 1990 to 1993, Mr. Hink served as Senior Vice President and Chief Development Officer for Cape & Companies. Mr. Hink received a BS degree in Electrical Engineering, a BA degree in Business Administration and an MBA degree in Management and Finance from the University of Wisconsin. He has lived in the Bank's PSA area for over 8 years. Mr. Hink is a member of the Compensation Committee of the Company and the Loan Committee of the Bank.

     Mary E. Johnson. Ms. Johnson has served as the Controller of T. Stephen Johnson & Associates and its related entities since 1987. She also serves as the Corporate Secretary to the Board of Directors of Net.B@nk, Inc., the parent company of Atlanta Internet Bank. Ms. Johnson has been involved in various organizations, including as a member of the Auxiliary of Egleston Children's Hospital, as the Past President of Horseshoe Bend Twigs, a neighborhood fund raising extension of Egleston Children's Hospital, and as a member of Beta Sigma Phi, a community services organization. Ms. Johnson has lived in the Bank's PSA for over 15 years. Ms. Johnson is a member of the Marketing Committee of the Bank.

     Robert W. Johnston. Mr. Johnston is a consultant to the staffing services industry through his investment in Koala Enterprises, Inc. since 1978. From 1974 to 1978, he was a Retail Marketing Manager, Bank Card Division at First National Bank of Atlanta (now Wachovia Bank). Mr. Johnston received a

Bachelor's degree from Duke University. He served as President of the Georgia Association of Temporary Services and the Johnson Estates Homeowners Association. He serves as a member of the Board of Directors of the Horseshoe Bend Homeowners Association. Mr. Johnston has lived in the Bank's PSA for 12 years. He is a member of the Marketing Committee of the Bank.

     H.N. Padget, Jr. Mr. Padget is the proposed President and Chief Executive Officer of the Bank. He has been a banker in metropolitan Atlanta for over 20 years and has served in various management positions throughout his career. Mr. Padget most recently served as Executive Vice President of Milton National Bank, Alpharetta, Georgia from 1993 through October of 1997. Mr. Padget served as Group Vice President of Georgia Federal Bank from 1988 to 1993. Mr. Padget served as Vice President of National Bank of Georgia from 1981 to 1988. Mr. Padget began his banking career with Gainesville National Bank, Gainesville, Georgia where he served as Assistant Vice President from 1979 to 1981. Mr. Padget was an Assistant National Bank Examiner with the OCC from 1978 to 1979. Mr. Padget received a B.S. in Financial Management at Clemson University. He also attended the National Commercial Lending School and the National Commercial Lending Graduate School in Norman, Oklahoma. Mr. Padget has lived in the Bank's PSA for 20 years. Mr. Padget is the son of Heber N. Padget, Sr.

     Heber N. Padget, Sr. Heber Padget has been retired from the farming business he started in 1962 since 1991. He owns the Padget Cattle Company and Wauka Chick Company, both farming-related businesses. Mr. Padget has lived in Gainesville, Georgia for 40 years. He served for six years on the Gainesville Planning Commission. Mr. Padget received a Bachelor of Science degree from Clemson University. He served in the United States Army Reserves for 26 years and retired as a Lieutenant Colonel. Mr. Padget is a member of the Asset/Liability Management Committee of the Bank. Mr. Padget is the father of H.N. Padget, Jr.

     John A. Pond. Mr. Pond has been the President of Armour Cape & Pond, an engineering and architectural services company, since 1987. He holds a Professional Engineer license as well as a Professional Land Surveyor license. Mr. Pond received a B.S. in Civil Engineering from the Virginia Military Institute. In addition, he received an ME degree in Civil Engineering from the University of Virginia, Charlottesville. Mr. Pond serves as a member of the Advisory Council of the Georgia Tech Economic Development Institute. He serves as a member of Senator Paul Coverdale's Small Business Task Force. He is a former designee of Leadership Atlanta and has also directed the campaign for engineering firms in metro Atlanta for the United Way. Further, Mr. Pond has been active in the Atlanta Heart Fund, High Point Civic Association, Consulting Engineers Council of Georgia, Society of Marketing Professional Services, Society of Professional Engineers, Society of American Military Engineers and Professional Services Management Association, Northside Methodist Church and the VMI Alumni Association. He has lived in the Atlanta area for 20 years. Mr. Pond is a member of the Marketing Committee of the Bank.

     Reid W. Simmons. Mr. Simmons has been the President, founder and co-owner of OMSystems, Inc. (Orthotrac), a leading provider of computer hardware and software for orthodontists since 1981. From 1970 until 1981, he held various sales and management positions with NCR Corporation including Regional Director and National Director of Large Computer Systems. Mr. Simmons received a degree in Industrial Management from the Georgia Institute of Technology. Mr. Simmons is a member of Commissioner Bob Fulton's SPARC (Strategic Planning and Review Committee) and has been elected to the Board of the Horseshoe Bend Community Association for nine years -- the last seven years as its President. He has served as President of the St. Jude's Home-School Association and has been involved in fund raising activities for various charities. He has lived in the Bank's PSA for over 32 years. Mr. Simmons is a member of the Audit Committee of the Company and the Marketing Committee and the Audit, Compliance and Community Reinvestment Act Committee of the Bank.

     W. Darrell Sumner. Mr. Sumner has been the President and co-founder of Bank Assets, Inc., a firm that specializes in marketing, designing and implementing compensation and benefit programs for financial institutions since 1992. He has over 25 years of experience in the banking and financial services industry. His previous experience includes serving as President of Capital South Group, a commercial finance company, Senior Vice President of Southern/NCNB National Bank and Vice President of Citizens & Southern National Bank. Previously, he served as Chairman of the Matching Gifts Committee for the Georgia Tech

Alumni Roll Call and as United Way Chairman and Trustee for Citizens & Southern National Bank. Mr. Sumner received a B.S. in Industrial Management from the Georgia Institute of Technology. He is a 30 year resident of Atlanta. Mr. Sumner is a member of the Compensation Committee of the Company and the Loan Committee and Asset/Liability Management Committee of the Bank.

     W. David Sweatt. Mr. Sweatt is the Chairman of the Bank. From 1996 through 1997, Mr. Sweatt managed personal investments. From 1993 until the company was sold in 1996, Mr. Sweatt was an organizer, director and President and Chief Executive Officer of Royal Bankshares of Acadiana, Inc., Lafayette, Louisiana, a registered bank holding company which owned Bank of Lafayette and Trust Bank of the U.S., a non-depository trust company. Mr. Sweatt simultaneously served as President and Chief Executive Officer of both subsidiaries of the holding company. From 1984 to 1992, he was President and Chief Executive Officer of First National Bank of Lafayette, Lafayette, Louisiana. Mr. Sweatt has also served as Senior Vice President of Corporate Development for First Commerce Corporation in New Orleans, Vice President/Manager of the Commercial Loan Department and of the International Department for First National Bank of South Carolina, Columbia, South Carolina, and Executive Vice President/Chief Administrative Officer, Director of Management Development and Training, and International Officer for First Tennessee Bank, Inc., Memphis, Tennessee and its subsidiaries in Knoxville and Memphis. Mr. Sweatt received a BA in Political Science from Davidson College and an MA in Diplomacy and International Commerce from the University of Kentucky, Lexington. He has been involved in various activities throughout his career Sweatt received a BA in Political Science from Davidson College and an MA in Diplomacy and International Commerce including:
Adjunct Professor, Graduate Business School at the University of South Carolina, Member, Board of Trustees, University of Southwestern Louisiana Foundation, Advisory Board, University of Southwestern Louisiana College of Business, Chairperson, Citizens Committee on School Finance, Lafayette Parish School Board, and Chairperson, Long-Range Planning Committee of the Downtown Development Authority, Lafayette, Louisiana. Mr. Sweatt has lived in the Bank's PSA for 1 1/2 years. He is the Chairman of the Loan Committee of the Bank.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company. The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the Option Plans. The Compensation Committee consists of William H. Groce, Jr., David R. Hink and W. Darrell Sumner.

     The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee consists of C. Dan Alford, Patricia Rhodes Grimes and Reid W. Simmons.

     The Bank. The Loan Committee reviews any loan request made by a potential borrower over a certain credit threshold for compliance with the Bank's lending policies and federal and state rules and regulations governing extensions of credit to such parties and makes a decision whether to extend credit to such potential borrower. The Loan Committee consists of Michael L. Aldredge, David R. Hink, W. Darrell Sumner and W. David Sweatt.

     The Audit, Compliance and Community Reinvestment Act Committee provides oversight to the Bank's internal audit function and compliance with regulatory rules and regulations. The Audit, Compliance and Community Reinvestment Act Committee consists of C. Dan Alford, Patricia Rhodes Grimes and Reid W. Simmons.

     The Asset/Liability Management Committee provides guidance to the Bank in balancing the yields and maturities in its loans and investments to its deposits. The Asset/Liability Management Committee consists of William H. Groce, Jr., Heber N. Padget, Sr. and W. Darrell Sumner.

     The Marketing Committee provides ideas and assistance to the Bank in marketing its services within the Bank's PSA. The Marketing Committee consists of Mary E. Johnson, Robert W. Johnston, John A. Pond and Reid W. Simmons.

     The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

EXECUTIVE COMPENSATION

     The following table shows information for 1997 with regard to compensation for services rendered in all capacities to the Company by the Chief Executive
Officer:

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                       --------------------------------------
                   NAME AND                                                    OTHER ANNUAL
              PRINCIPAL POSITION                YEAR   SALARY($)   BONUS($)   COMPENSATION($)
              ------------------                ----   ---------   --------   ---------------
H.N. Padget, Jr...............................  1997    $20,833      -0-            -0-
  CEO

EMPLOYMENT AGREEMENT

     On November 1, 1997, the Company and the Bank entered into an employment agreement with H. N. Padget, Jr. regarding Mr. Padget's employment as President and Chief Executive Officer of the Company (the "Employment Agreement"). Under the terms of the Employment Agreement, Mr. Padget will receive a salary of $125,000 per year with a 2 1/2% increase per year on the anniversary date of the opening of the Bank. The Employment Agreement provides that at the end of each year of operation, Mr. Padget will be entitled to receive a cash bonus based on a performance matrix established against budgets, which has not yet been determined. The maximum cash bonus that may be paid in the initial organizational stages of the Bank is $25,000. Additionally, the Employment Agreement provides that the Company will grant Mr. Padget incentive stock options to purchase up to 24,000 shares of Common Stock, vesting ratably over 5 years at 20% per year, for each year of continued employment, subject to achieving certain performance targets. Additionally, Mr. Padget will be issued 6,000 incentive stock options upon the opening of the Bank. The options will be granted at the market price of the Common Stock on the day of the grant. Pursuant to the Employment Agreement, the Company has also provided an automobile to be used by Mr. Padget. The period of employment commences as of the date of receipt of the opening letter from the OCC and continues for a period of 36 months thereafter except in the event of (i) Mr. Padget's death or
(ii) the inability to obtain a charter or opening letter from the OCC or the FDIC. The employment may be terminated (i) at the election of the Bank and the Company for cause; (ii) at Mr. Padget's election, upon the Bank and the Company's breach of any material provision of the Employment Agreement; or (iii) upon Mr. Padget's death or disability. In the event that Mr. Padget's employment is terminated by the Company without cause, (a) the Company will be required to meet its obligations under the Employment Agreement for a period of 12 months from the date of termination with respect to Mr. Padget's compensation and health and dental insurance coverage, and (b) Mr. Padget will be prohibited from competing with the Bank or soliciting its customers or employees within the geographic area set forth in the Employment Agreement for a period of 12 months from the date of termination.

DIRECTOR COMPENSATION

     The directors of the Company and the Bank, respectively, do not intend to be separately compensated for their services as directors until the Company's and the Bank's net profits exceed their net losses since inception on a cumulative basis. The directors may in the future amend the Non Qualified Stock Option Plan to cover non-employee directors in light of their past services to the Company and the Bank for which the directors received no compensation and to provide incentive compensation for future services.

INCENTIVE STOCK OPTION PLAN

     General. The Company's Board of Directors and initial shareholders have adopted the Incentive Stock Option Plan to promote equity ownership of the Company by key senior officers, key officers and other key employees of the Company and the Bank, to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company.

     Administration. The Incentive Stock Option Plan will be administered by the Company's Compensation Committee, which is comprised of at least two non-employee directors appointed by the Company's Board of Directors, or the Board of Directors in the event that there is not a Compensation Committee established at any time during the term of any option granted under the Incentive Stock Option Plan. The Compensation Committee or the Board of Directors, as the case may be, will have the authority to select the key senior officers, key officers and other key employees of the Company and the Bank to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Incentive Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Incentive Stock Option Plan.

     The Incentive Stock Option Plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 60,000 shares of Common Stock for issuance under the Incentive Stock Option Plan. In general, if any award granted under the Incentive Stock Option Plan expires, terminates, is forfeited or is canceled for any reason, the shares of Common Stock allocable to such award may again be made subject to an award granted under the Incentive Stock Option Plan.

     Awards. Key senior officers, key officers and other key employees of the Company and the Bank are eligible to receive grants under the Incentive Stock Option Plan. Awards may be granted subject to a vesting requirement and may become fully vested upon a merger or change of control of the Company or may apply with appropriate adjustments as determined by the Compensation Committee to the securities of the resulting corporation. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock subject to the option (determined as provided in the Incentive Stock Option
Plan) on the date the option is granted.

     An incentive stock option granted under the Incentive Stock Option Plan to an employee owning more than 10% of the total combined voting power or value of all classes of capital stock of the Company or of any parent or subsidiary corporation of the Company is subject to the further restriction that such option must have an exercise price of at least 110% of the fair market value of the shares of Common Stock, issuable upon exercise of the option (determined as of the date the option is granted) and may not have an exercise term of more than five years from the date the option is granted. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of Common Stock as to which any such incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. To the extent options covering more than $100,000 worth of Common Stock first become exercisable in any one calendar year, the excess will be nonstatutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Each key senior officer, key officer and key employee eligible to participate in the Incentive Stock Option Plan will be notified by the Compensation Committee. To receive an award under the Incentive Stock Option Plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of Common Stock to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of Common Stock subject to the option may be purchased and the date(s) on which the option becomes exercisable.

     The full exercise price for all shares of Common Stock purchased upon the exercise of options granted under the Incentive Stock Option Plan must be paid by cash or by personal check. Incentive stock options granted to employees under the Incentive Stock Option Plan may remain outstanding and exercisable for

10 years from the date of grant or until the expiration of 90 days (or such lesser period as the Compensation Committee may determine) from the date on which the person to whom they were granted ceases to be employed by the Company. The Board of Directors, upon recommendation of the Compensation Committee, shall determine whether options granted under the Incentive Stock Option Plan are exercisable at any time during the term or in cumulative or non-cumulative installments during the term.

     Amendment and Termination. The Incentive Stock Option Plan expires ten years after its adoption, unless sooner terminated by the Board of Directors. The Board of Directors has authority to amend the Incentive Stock Option Plan in such manner as it deems advisable. The Incentive Stock Option Plan provides for appropriate adjustment, as determined by the Compensation Committee, in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

     Individual Grants. The Compensation Committee has approved awards of 6,000 incentive stock options and 3,000 incentive stock options to H. N. Padget, Jr. and W. David Sweatt, respectively, that are exercisable only if and when the Bank is successfully opened. Additionally, the Compensation Committee has approved additional awards of 24,000 incentive stock options and 12,000 incentive stock options to Mr. Padget and Mr. Sweatt, respectively, subject to achieving certain performance targets established by the Board of Directors. Such options have been granted at an exercise price of $10.00 per share. After giving effect to the awards, an additional 15,000 shares of Common Stock are reserved for issuance upon the exercise of stock options yet to be granted under the Incentive Stock Option Plan.

NON QUALIFIED STOCK OPTION PLAN

     General. The Company's Board of Directors and initial shareholders have adopted the Non Qualified Stock Option Plan to attract, retain and compensate key personnel of the Company and the Bank through the grant of options.

     Administration. The Non Qualified Stock Option Plan will be administered by the Board of Directors of the Company. The Board of Directors will have the authority to select the key employees of the Company and the Bank to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Non Qualified Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Non Qualified Stock Option Plan.

     The Non Qualified Stock Option Plan provides for the grant of options to purchase shares of Common Stock. The Board of Directors has reserved 40,000 shares of Common Stock for issuance under the Non Qualified Stock Option Plan. In general, if any award granted under the Non Qualified Stock Option Plan expires, terminates, is forfeited or is canceled for any reason, the shares of Common Stock allocable to such award may again be made subject to an award granted under the Non Qualified Stock Option Plan.

     Awards. Key employees of the Company are eligible to receive grants under the Non Qualified Stock Option Plan. Awards may be granted subject to a vesting requirement. The exercise price of the stock options will be equal to the fair market value of the underlying Common Stock on the date of the grant.

     Each key employee eligible to participate in the Non Qualified Stock Option Plan will be notified by the Board of Directors. To receive an award under the Non Qualified Stock Option Plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of Common Stock to which the award relates, the terms and conditions of the award, the date granted, the price at which the shares of Common Stock subject to the option may be purchased and the date(s) on which the option becomes exercisable. The Board may, in its discretion, include in any option granted a condition that the key employee agrees to remain in the employ of and render services to the Company or the Bank for a period of time specified in the agreement.

     The full exercise price for all shares of Common Stock purchased upon the exercise of options granted under the Non Qualified Stock Option Plan must be paid in cash at the time of exercise. Options granted to employees under the Non Qualified Stock Option Plan may remain outstanding and exercisable for ten years from the date of grant or such lesser period as the Board of Directors may determine. The Board may provide in any stock option agreement that if a participant ceases to be employed by the Company or the Bank, his unexercised options shall immediately terminate and will be of no further force or effect. No such options are issued and outstanding as of the date of the Offering.

     Amendment and Termination. The Non Qualified Stock Option Plan expires ten years after its adoption, unless sooner terminated by the Board of Directors. The Board of Directors has authority to amend the Non Qualified Stock Option Plan in such manner as it deems advisable. The Non Qualified Stock Option Plan provides for appropriate adjustment, as determined by the Board of Directors, in the number and kind of shares subject to unexercised options, in the event of any change in the outstanding shares of Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. Federal law regulates both the terms and amounts of such loans. If such transactions occur, (i) they will be on substantially the same terms (including price or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank, and (ii) they will be on terms no less favorable than could be obtained from an unaffiliated third party and will be approved by a majority of the directors, including a majority of the disinterested directors.

     T. Stephen Johnson & Associates ("TSJ&A") provides consulting services in connection with the formation of the Bank, including formulating the initial business plan and feasibility analysis and orchestrating the regulatory process to seek approval of the Bank's charter and federal deposit insurance. TSJ&A will be compensated with a total consulting fee of $40,000, plus out-of-pocket expenses. Mary E. Johnson is married to T. Stephen Johnson, President and sole shareholder of TSJ&A. Ms. Johnson serves as the Controller of TSJ&A. W. Darrell Sumner is the President and co-founder of Bank Assets, Inc., which is principally owned by Mr. Johnson.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK

     The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $1.00 per share, of which 900,000 shares will be issued pursuant to the Offering. As of June 5, 1998, 200,000 shares of Common Stock were issued and outstanding and held by 17 shareholders of record. As of June 5, 1998, 60,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Incentive Stock Option Plan and 40,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Non Qualified Stock Option Plan.

     All shares of Common Stock will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "Dividends." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of the Offering as described in this Prospectus will be fully-paid and non-assessable.

PREFERRED STOCK

     The Company's Articles of Incorporation also authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock, no par value (the "Preferred Stock"). The Board of Directors has the authority to determine the designation, powers, preferences and relative rights of the Preferred Stock. Preferred Stock may have voting rights, subject to applicable law and determination by the Board of Directors. As of the date of the Offering, no Preferred Stock has been issued. Although the Company has no present plans to issue any Preferred Stock, the ownership and control of the Company by the holders of the Common Stock would be diluted if the Company were to issue Preferred Stock that had voting rights. The Company will not issue Preferred Stock to the Organizers except on the same terms as it is offered to all other existing shareholders or to new shareholders.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code (the "GBCC") and the Company's Articles of Incorporation and Bylaws. The Company's Articles of Incorporation and Bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of the Company unless a potential acquiror has obtained the prior approval of the Board of Directors of the Company. The anti-takeover provisions may make it more difficult for a potential acquiror to obtain control of the Company by means of replacing the existing members of the Board of Directors and management of the Company. These provisions may also make it more difficult for the Company's shareholders to replace the Board of Directors or management, which may tend to perpetuate the incumbent Board and management.

     Preferred Stock. The existence of Preferred Stock may impede the takeover of the Company without the approval of the Company's Board of Directors by enabling the Company's Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of Preferred Stock with voting rights may have an adverse effect on the rights of the holders of Common Stock, and in certain circumstances, such issuances of Preferred Stock could decrease the market price of the Common Stock.

     Staggered Terms for Board of Directors. Article IX of the Articles of Incorporation provides that the Board of Directors of the Company will be divided into three classes and that the directors in each class will serve for staggered terms of three years each. This means that unless the existing directors were to resign (which may be the result in a friendly acquisition of the Company), it would take at least two annual meetings of the Company's shareholders to replace a majority of its directors.

     Under the GBCC, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

     Change in Number of Directors. Section 12.1 of the Bylaws of the Company provides that any bylaw may be amended or repealed, including bylaws relating to the number of directors of the Company, and new bylaws adopted by the Board of Directors or by the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of Common Stock.

     Under the GBCC, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the articles of incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

     Removal of Directors. Article X of the Articles of Incorporation of the Company provides that one or more directors of the Company may be removed for cause during their terms by the affirmative vote of the holders of a majority of the issued and outstanding shares of each class of capital stock of the Company then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. Article X also provides that directors of the Company may be removed during their terms without cause by the affirmative vote of the holders of 2/3 of the issued and outstanding shares of each class of capital stock of the Company then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

     Under the GBCC, one or more directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting at which a quorum is represented and entitled to vote thereon, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

     Special Shareholders' Meetings. Section 2.3 of the Bylaws of the Company allows the President, the Board of Directors or shareholders holding not less than 2/3 of the outstanding shares of the Company entitled to vote in an election of directors to call a special meeting of the shareholders.

     Under the GBCC, special meetings of shareholders may be called by the Board of Directors, persons authorized to call such meetings by the articles of incorporation or bylaws of the corporation or the holders of at least 25%, or such greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     Supermajority Voting on Certain Transactions. Under Article VIII of the Articles of Incorporation of the Company, any disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of each class of capital stock of the Company then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon. However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of a majority of the entire Board, then shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of each class of capital stock of the Company then entitled to vote on such matters, as a class, and of the total shares entitled to vote thereon.

     The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby entrenching their positions with the Company and the Bank. However, of the thirteen persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

     Constituency Considerations. As permitted by O.C.G.A. sec. 14-2-202(b), the Company's Articles of Incorporation permit the Board of Directors, in evaluating an acquisition proposal, to consider the effects of the reputation and business practices of the offeror and its management and affiliates upon the Company and its subsidiaries and its employees, depositors and customers, as well as the communities which they serve, and the future value of the Common Stock in connection with determining the best interests of the Company and its shareholders. The Articles of Incorporation also allow the Board of Directors, when evaluating an acquisition proposal, to consider matters such as offering price, the value of the securities offered in any exchange and any other matters deemed pertinent by the Board of Directors when considering whether to oppose such an offer.

     Fair Price and Business Combination Statutes. Article IX of the Company's Bylaws provides that the provisions of the GBCC's Fair Price Statute (O.C.G.A. sec.sec. 14-2-1110 to 14-2-1113) and Business Combination Statute (O.C.G.A. sec.sec. 14-2-1131 to 14-2-1133), both of which provide certain anti-takeover protections, shall apply to the Company. The Fair Price provisions are designed to protect shareholders against the inequities of certain tactics which have been utilized in hostile takeover attempts. The Business Combination Statute prohibits any person who acquires 10% or more of the voting stock of the Company from thereafter engaging in any business combination with the Company for a period of 5 years unless such person obtains approval from the Company's Board of Directors or 90% of the remaining shareholders or acquires all the remaining shares in the same transaction.

     Amendment of Certain Provisions. Any amendment of Articles IX, X, XI, XIV, XVII and XX of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approve the amendment. If 2/3 of the Board approve the amendment, the approval of only a majority of the outstanding shares of capital stock entitled to be cast at the meeting called for that purpose, voting together as a single class, shall be required to approve such action.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS

     Indemnification. Article XIII of the Bylaws of the Company contains certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

     When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director conducted himself in good faith and acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "-- Limitation of Liability" below.

     The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

     The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Limitation of Liability. Article XVII of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for a breach of duty involving (i) appropriation of a business opportunity of the Company, (ii) an act or omission involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or
(iv) any payment of a dividend or approval of a stock repurchase that is illegal under the GBCC. Article XVII does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     Article XVII was adopted by the Company pursuant to the GBCC which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article XVII was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. Article XVII was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. The Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that Article XVII will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 1,100,000 shares of Common Stock outstanding. The 900,000 shares sold in the Offering (1,035,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradable by persons other than affiliates of the Company, without restriction. Of this amount, shares which will be beneficially owned by persons who are affiliates of the Company will be, commencing 90 days after the date of this Prospectus, eligible for public sale pursuant to Rule 144, subject to the volume restrictions discussed below. The remaining 200,000 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. The Company and all current shareholders of the Company, however, have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriter, except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Option Plans. See "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders.

     The Company intends to grant under the Option Plans options to purchase up to an aggregate of 100,000 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options granted under the Option Plans. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of the Company, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, an aggregate of 900,000 shares of Common Stock.

     The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to approval of certain legal matters by its counsel and to various other conditions. The Underwriter is obligated to purchase all of the shares of the Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriter, if any such shares are purchased.

     The Company has been advised that the Underwriter proposes to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The public offering price may be changed by the Underwriter after the initial public offering.

     The Company has granted to the Underwriter an option, exercisable within 30 days after the date of the initial public offering, to purchase up to an additional 135,000 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriter for the other shares offered hereby. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with the Offering.

     The Company and the Underwriter have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act.

     Before the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Underwriter. The factors considered in determining the initial public offering price include the amount of start-up capital needed, the history of and prospects for the business in which the Company operates, proposed operations, projected revenues and earnings of the Company and the trend of such earnings, the prospects for such earnings, the general condition of the securities markets at the time of the Offering and the demand for similar securities of reasonably comparable companies. There can be no assurance, however, that the price at which the Common Stock will sell after the Offering will not be lower than the price at which it is being sold by the Underwriter. The Underwriter has applied for permission to issue quotations with respect to the Common Stock on the OTCBB, but there can be no assurance that a public market for the Common Stock will develop after the Offering. See "Risk Factors -- No Public Market; Offering Price Arbitrarily Determined."

     The Underwriter has informed the Company that it does not intend to make sales to any accounts over which it exercises discretionary authority.

     The Company and the Organizers have agreed not to sell, contract to sell or otherwise dispose of any shares of the Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale."

     In connection with the Offering, the Underwriter may purchase and sell the Common Stock in the open market, which transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriter in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock, and syndicate short positions involve the sale by the Underwriter of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the OTCBB or otherwise.

     At the request of the Company, shares of Common Stock have been reserved for sale in the Offering to certain individuals, including directors and employees of the Company, members of their families and other persons having business relationships with the Company. The price of such shares to such persons will be the initial public offering price set forth on the cover of this Prospectus. The number of shares of Common Stock available for sale to the general public will be reduced to the extent any of such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriter to the general public on the same basis as the other shares of Common Stock offered hereby.

                           SUPERVISION AND REGULATION

     The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in recent years, and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

BANK HOLDING COMPANY REGULATION

     The Company will be a bank holding company within the meaning of the BHCA and the Georgia BHC Act and will be regulated under such acts by the Federal Reserve and the Department of Banking, respectively.

     Under the BHCA and the Georgia BHC Act, the Company is subject to periodic examination by the Federal Reserve and the Department of Banking and is required to file periodic reports of its operations and such additional information as the Federal Reserve and the Department of Banking may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Investments, Control and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank,
(ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares) or (iii) merging or consolidating with another bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company.

     Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to suspend the payment of dividends, terminate any activity, or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that there exists a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by the Company, which in effect makes the Company's assets available to the FDIC to assist any failing or failed bank subsidiary of the Company.

     The Georgia Code. All Georgia bank holding companies must register with the Department of Banking under the Financial Institutions Code of Georgia (the "Georgia Code"). A registered bank holding company must provide the Department of Banking with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The Department of Banking may also require such other information as is necessary to keep itself informed about whether the provisions of Georgia law and the regulations and orders issued thereunder by the Department of Banking have been complied with, and the Department of Banking may make examinations of any bank holding company and its subsidiaries.

     Glass-Steagall Act. The Company will also be restricted in its activities by the provisions of the federal Glass-Steagall Act, which will generally limit the ability of the Company to own subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators and may be subject to significant revision as a result.

THE BANK

     General. The Company will initially have one subsidiary bank. The Bank will be a national banking association and member of the Federal Reserve System. The OCC is the primary regulator for the Bank. The OCC regulates or monitors all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

     Under FDICIA, all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; and (v) asset quality.

     Transactions with Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Branching and Geographic Expansion. Georgia law presently permits the establishment of branches by a state or national bank located in Georgia with certain limitations. Banks in the State of Georgia may establish branches in any three additional counties. After July 1, 1998, banks may establish branches in any county in Georgia. Under the Georgia Code, it is unlawful without the prior approval of the Department of Banking (i) for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank, or (iii) for any bank holding company to merge or consolidate with any other bank holding company. It is also unlawful for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank unless such bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more prior to the date of application to the Department of Banking for approval of such acquisition. In addition, in any such acquisition by an existing bank holding company, the initial banking subsidiary of such bank holding company must have been incorporated for not less than two years before the holding company can acquire another bank.

     The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements and other restrictions. The Interstate Banking Act also generally provides that after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching. As a result of these provisions, banking organizations in other states, most significantly North Carolina, Florida and Alabama, have entered the Georgia market through acquisitions of Georgia institutions. Those acquisitions are subject to federal and Georgia approval as described above. The Georgia legislation also provides that an out-of-state bank may not enter the State of Georgia through a de novo branch, nor may it enter through the acquisition of less than substantially all of the assets of an existing bank.

     Community Reinvestment Act. The Community Reinvestment Act requires that each insured depository institution shall be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

ENFORCEMENT POLICIES AND ACTIONS

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement authorities provided under FIRREA. Furthermore, regulators have broad power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts or take other actions as determined by the ordering agency to be appropriate.

DEPOSIT INSURANCE

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF, the Bank Insurance Fund, and SAIF, the Savings Association Insurance Fund) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires that a depository institution pay to BIF or SAIF from $.00 to $.27 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. The Bank anticipates that it will pay premiums at the lower end of the range during its initial periods of operation.

DIVIDENDS

     The principal source of the Company's cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulations, and policies. In addition, the Board of Governors of the Federal Reserve Bank has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     As a national bank, the Bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

     Under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "-- Capital Regulations" below.

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

     FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

     The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or
(vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans. Tier 1 capital includes stockholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The Federal Reserve has also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 1-2%.

                                                 TIER 1 RISK-     TOTAL RISK-
      CAPITAL CATEGORY          TIER 1 CAPITAL   BASED CAPITAL   BASED CAPITAL        OTHER
      ----------------         ----------------  -------------   -------------   ----------------
Well Capitalized.............  5% or more        6% or more      10% or more     Not subject to a
                                                                                 capital
                                                                                 directive
Adequately Capitalized.......  4% or more        4% or more      8% or more      --
Undercapitalized.............  less than 4%      less than 4%    less than 8%    --
Significantly                  less than 3%      less than 3%    less than 6%    --
  Undercapitalized...........
Critically                     2% or less        --              --              --
  Undercapitalized...........  tangible equity

     These capital guidelines can affect the Bank and the Company in several ways. While the Company will initially satisfy its leverage ratio requirements and the Bank will be considered well capitalized, rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Bank's and the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

     Federal banking regulators have also adopted final regulations which mandate that regulators take into consideration (i) concentrations of credit risk; (ii) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (iii) risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, the banking regulators have amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, the Company and the Bank must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines are not expected to have a material impact on the Company's or the Bank's regulatory capital ratios or their well capitalized status.

RECENT AND FUTURE LEGISLATIVE DEVELOPMENTS

     Revisions to the Bank Secrecy Act in 1996 affected numerous issues, including suspicious activity reporting, funds transfer recording keeping, interim exemption rules, and the definition of "exempt persons" and the way in which banks designate exempt customers.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted in September 1996. This Act primarily provided arrangements for the recapitalization of the SAIF and regulatory relief for bank holding companies in several significant areas. Bank holding companies that also owned savings associations and were, therefore, subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies, were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by the OTS. Acquisitions by well capitalized and well managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings associations) may now be made with only 12 days prior notice to the Federal Reserve, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve. The same legislation also gave regulatory relief to banks in regard to corporate governance, branching, disclosure (under the Real Estate Settlement Procedures Act and the Truth in Lending Act) and other operational areas.

     The Federal Reserve also recently adopted regulations providing for a streamlined application process in connection with acquisitions of banks and bank holding companies by well capitalized, well managed bank holding companies. During 1996, changes were also made to the current system used to rate banks.

     On July 3, 1997, President Clinton signed legislation to clarify that branches of state-chartered banks operating in host states are covered by the law of their home chartering state. The Riegle-Neal Amendment Act of 1997 is intended to preserve the dual banking system by having state banks come under only the rules of their chartering states.

     Other legislative and regulatory proposals regarding changes in banking and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including Georgia. Among other items under consideration are the possible combination of the BIF and SAIF, changes in or repeal of the Glass-Steagall Act which separates commercial banking from investment banking, and changes in the BHCA to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely related to banking. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the Company and the Bank.

                               LEGAL PROCEEDINGS

     The Company has received a letter from Milton National Bank ("Milton") which threatens litigation in connection with H. N. Padget, Jr.'s resignation as an officer of Milton and alleged misappropriation of Milton's trade secrets. Based upon the advice of legal counsel, the Company believes such claims are without merit and intends to vigorously defend itself in the event of litigation. As of June 1, 1998, no legal proceedings had been filed by Milton.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Troutman Sanders LLP, Atlanta, Georgia. Waller Lansden Dortch & Davis, PLLC, Nashville, Tennessee, is acting as counsel for the Underwriter in connection with certain legal matters relating to the Offering.

                                    EXPERTS

     The audited financial statements of the Company at December 31, 1997, and for the period from November 5, 1997 (inception) until December 31, 1997, and the reviewed financial statements of the Company as of April 30, 1998, set forth herein have been so included in reliance on the report of Bricker & Melton, P.A., independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

     The Company is not a reporting company as defined by the Commission. At any time that the Company is not a reporting company, the Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Department of Banking. The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

     Upon the effective date of the Registration Statement on Form SB-2 (herein, together with all amendments thereto, called the "Registration Statement") with respect to the shares of Common Stock offered hereby, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Commission. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than 300 persons.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission the Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company and the Organizers have filed or will file various applications with the FDIC, the Federal Reserve, the Department of Banking and the OCC. Such applications and the information they contain are not incorporated herein. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the FDIC, the Federal Reserve, the Department of Banking and the OCC, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the Organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheet -- December 31, 1997..........................   F-3
Statement of Operations for the Period from Inception
  (November 5, 1997) to December 31, 1997...................   F-4
Statement of Changes in Stockholders' Equity for the Period
  from Inception (November 5, 1997) to December 31, 1997....   F-5
Statement of Cash Flows for the Period from Inception
  (November 5, 1997) to December 31, 1997...................   F-6
Notes to Financial Statements as of and for the period from
  Inception (November 5, 1997) to December 31, 1997.........   F-7
Accountants' Review Report..................................   F-9
Balance Sheet -- April 30, 1998.............................  F-10
Statement of Operations for the four months ended April 30,
  1998......................................................  F-11
Statement of Changes in Stockholders' Equity for the four
  months ended April 30, 1998...............................  F-12
Statement of Cash Flows for the four months ended April 30,
  1998......................................................  F-13
Notes to Financial Statements as of and for the four months
  ended April 30, 1998......................................  F-14

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CNB Holdings, Inc.
(A Development Stage Corporation)
Atlanta, Georgia

     We have audited the accompanying balance sheet of CNB Holdings, Inc. (a development stage corporation), as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (November 5, 1997) to December 31, 1997. These financial statements are the responsibility of CNB Holdings, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNB Holdings, Inc. as of December 31, 1997, and the results of its operations, changes in stockholders' equity and cash flows for the period from inception (November 5, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that CNB Holdings, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, CNB Holdings, Inc. is in the organization stage and has not commenced operations. Also, as discussed in Note 2, CNB Holdings, Inc.'s future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals to operate under a national bank charter. These factors and the expense associated with the development of a new banking institution raise substantial doubt about CNB Holdings, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

                                          /s/ BRICKER & MELTON, P.A.
                                          --------------------------------------
                                          BRICKER & MELTON, P.A.

February 27, 1998
Duluth, Georgia

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                ASSETS
Current assets:
  Cash......................................................  $ 60,698
                                                              --------
          Total current assets..............................    60,698
                                                              --------
Fixed assets................................................    60,947
Deferred organizational costs...............................    47,400
Contribution receivable.....................................    25,000
Other assets................................................     1,000
                                                              --------
          TOTAL ASSETS......................................  $195,045
                                                              ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Current liabilities:
     Accounts payable.......................................  $ 45,845
     Note payable (Note 2)..................................    57,479
                                                              --------
          TOTAL LIABILITIES.................................   103,324
                                                              --------
STOCKHOLDERS' EQUITY
  Preferred stock, par value not stated; 10,000,000 shares
     authorized, no shares issued and outstanding...........        --
  Common stock, par value $1.00 per share; 10,000,000 shares
     authorized, no shares issued and outstanding...........        --
  Additional paid-in capital (Note 2).......................   120,000
  Deficit accumulated during the development stage..........   (28,279)
                                                              --------
          TOTAL STOCKHOLDERS' EQUITY........................    91,721
                                                              --------
Commitments and contingencies (Note 4)......................
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $195,045
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 5, 1997) TO DECEMBER 31, 1997

INCOME
  Interest income...........................................  $   736
                                                              -------
          Total Income......................................      736
                                                              -------
EXPENSES
  Salaries and employee benefits............................   25,516
  Other operating...........................................    3,499
                                                              -------
          Total Expenses....................................   29,015
                                                              -------
  Income tax expense (benefit) (Note 3).....................       --
                                                              -------
          NET LOSS..........................................  $28,279
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 5, 1997) TO DECEMBER 31, 1997

                                                                                DEFICIT
                                                                              ACCUMULATED
                                                                 ADDITIONAL   DURING THE
                                                       COMMON     PAID-IN     DEVELOPMENT
                                                       STOCK      CAPITAL        STAGE       TOTAL
                                                      --------   ----------   -----------   --------
Capital contributions (Note 2)......................  $     --    $120,000     $     --     $120,000
Net Loss............................................        --          --      (28,279)     (28,279)
                                                      --------    --------     --------     --------
Balance at December 31, 1997........................  $     --    $120,000     $(28,279)    $ 91,721
                                                      ========    ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 5, 1997) TO DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (28,279)
  Adjustments to reconcile net loss to net cash used
     (provided) by operating activities:
     Increase in contribution receivable....................    (25,000)
     Increase in other assets...............................     (1,000)
     Increase in accounts payable...........................     45,845
                                                              ---------
          NET CASH USED BY OPERATING ACTIVITIES.............     (8,434)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................    (60,947)
  Deferred organization costs...............................    (47,400)
                                                              ---------
          NET CASH USED BY INVESTING ACTIVITIES.............   (108,347)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from capital contributions.......................    120,000
  Proceeds from note payable................................     57,479
                                                              ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    177,479
                                                              ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     60,698
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
                                                                     --
                                                              ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  60,698
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 5, 1997) TO DECEMBER 31, 1997

NOTE 1 -- ORGANIZATION

     CNB Holdings, Inc. was formed to organize and own all of the capital stock of Chattahoochee National Bank (the Bank); together they are herein referred to as "the Company." The organizers of the Company filed an application to charter the Bank as a national bank with the Office of the Comptroller of the Currency, with the FDIC for deposit insurance and to conduct a commercial banking business from Alpharetta, Georgia. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the third quarter of 1998.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

     The Company plans to raise a minimum of $11,000,000 through two offerings of its $1.00 par value common stock at a purchase price of $10.00 per share. The organizers, directors and members of their immediate families expect to purchase a total of 200,000 units, which consist of one share of common stock and one warrant, at an aggregate purchase price of $2,000,000 in a private offering (see
Note 2). In recognition of the financial risks they have undertaken in organizing the Company and its bank subsidiary, for each $10 purchase, each organizer will receive a unit consisting of one share of common stock and one warrant to purchase an additional share of common stock at $10 per share.

     Upon the completion of the sale of common stock and the opening of the Bank, incurred organizational costs, estimated to be $150,000 ($100,000 for the Bank and $50,000 for the Company, consisting principally of legal, regulatory, consulting and incorporation fees) will be deferred and amortized over the Bank's and the Company's initial 60 months of operations. Offering expenses, estimated to be $775,000, (consisting principally of direct incremental and underwriting costs of the stock offering) will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $250,000, (consisting principally of salaries, overhead and other operating costs) will be charged against the initial period's operating results.

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

NOTE 2 -- LIQUIDITY AND GOING CONCERN CONSIDERATIONS

     The Company incurred a net loss of $28,279 for the period from inception (November 5, 1997) to December 31, 1997. Operations through December 31, 1997, relate primarily to expenditures for incorporating and organizing the Company.

     At December 31, 1997, the Company had been totally funded by $120,000 in capital contributions from the organizers. These capital contributions are without interest, at risk of loss and are not guaranteed to be paid back to the organizers.

     Management believes that the current level of expenditures is well within the financial capabilities of the organizers and is adequate to meet existing obligations and fund current operations, but commencing banking operations is dependent upon the Company successfully completing the stock offering and obtaining regulatory approval.

     In addition to the organizer's private offering, the Company is currently anticipating offering a minimum of 900,000 and a maximum of 1,035,000 shares of its common stock, $1.00 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum private and initial offerings not be obtained, amounts paid by organizers and subscribers with their subscriptions will be returned, net of expenses, and the offer will be withdrawn. (See Note 1).

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On December 24, 1997, the Company entered into a 60-month installment loan of $57,478.75, payable at $975.00 per month until maturity on December 24, 2002. This loan is secured by an automobile and bears an interest rate of 9.0 percent.

NOTE 3 -- INCOME TAXES

     There was no provision (benefit) for income taxes for the period from inception (November 5, 1997) to December 31, 1997, due to the Company's net operating loss and its valuation reserve against deferred tax assets.

     The following difference gives rise to deferred income taxes as of December 31, 1997:

Net operating loss carryforward.............................  $ 9,615
Valuation reserve...........................................   (9,615)
                                                              -------
Net deferred tax asset......................................  $    --
                                                              =======

     As of December 31, 1997, the Company has a net operating loss carryforward of approximately $28,279.

NOTE 4 -- COMMITMENTS

     The Company entered into a letter of employment with the President and Chief Executive Officer of the Bank. The letter of employment continues for three years and provides for an annual base salary of $125,000 per year with a 2 1/2 percent increase on the anniversary date of the opening of the Bank, plus an annual medical insurance premium and such other benefits as hospitalization, disability and life insurance, which are generally made available to other senior executives of the Company and the Bank.

                           ACCOUNTANTS' REVIEW REPORT

The Board of Directors
CNB Holdings, Inc.
(A Development Stage Corporation)
Atlanta, Georgia

     We have reviewed the accompanying balance sheet of CNB Holdings, Inc. (a development stage corporation) as of April 30, 1998, and the related statements of operations and retained earnings, and cash flows for the four-month period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of CNB Holdings, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     As discussed in Note 6, certain conditions indicate that CNB Holdings, Inc. may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should CNB Holdings, Inc. be unable to continue as a going concern.

                                          /s/ BRICKER & MELTON, P.A.
                                          --------------------------------------
                                          Bricker & Melton, P.A.

May 12, 1998
Duluth, Georgia

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET
                                 APRIL 30, 1998
                                  (UNAUDITED)

                                 ASSETS
Cash and due from banks.....................................  $  566,820
Interest-bearing deposits with banks........................   1,450,052
Federal funds sold..........................................     250,000
Certificate of deposit (Note 5).............................      70,000
Premises and equipment, net (Note 2)........................      61,606
Deferred organizational costs...............................     117,995
Other assets................................................      33,090
                                                              ----------
          Total Assets......................................  $2,549,563
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable............................................  $   64,541
Due to organizers (Note 4)..................................     520,000
Note payable (Note 2).......................................      54,554
Other liabilities...........................................      89,978
                                                              ----------
          Total Liabilities.................................     729,073
                                                              ----------
STOCKHOLDERS' EQUITY (Note 4)
Common stock, par value $1.00 per share; 10,000,000 shares
  authorized, 200,000 shares issued and outstanding.........     200,000
Additional paid-in capital..................................   1,767,500
Deficit accumulated during the development stage............    (147,010)
                                                              ----------
          Total Stockholders' Equity........................   1,820,490
                                                              ----------
Commitments and contingencies (Note 5)
          Total Liabilities and Stockholders' Equity........  $2,549,563
                                                              ==========

           See the accompanying notes and accountants' review report.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)

INTEREST INCOME
  Interest-bearing deposits in banks........................  $      52
                                                              ---------
          Total Interest Income.............................         52
                                                              ---------
INTEREST EXPENSE
          Total Interest Expense............................         --
                                                              ---------
          NET INTEREST INCOME...............................         52
PROVISION FOR LOAN LOSSES...................................         --
                                                              ---------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
          LOSSES............................................         52
OTHER INCOME
          Total Other Income................................         --
                                                              ---------
OTHER EXPENSE
  Salaries and other compensation...........................     67,434
  Employee benefits.........................................     22,406
  Net occupancy and equipment expense.......................     17,563
  Professional and other outside services...................      2,166
  Other expense.............................................      9,214
                                                              ---------
          Total Other Expenses..............................    118,783
                                                              ---------
          LOSS BEFORE INCOME TAXES..........................   (118,731)
INCOME TAX BENEFIT (Note 3).................................         --
                                                              ---------
          NET LOSS..........................................  $(118,731)
                                                              =========

           See the accompanying notes and accountants' review report.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)

                                                                             DEFICIT
                                                                           ACCUMULATED
                                                              ADDITIONAL    DURING THE
                                                    COMMON     PAID-IN     DEVELOPMENT
                                                    STOCK      CAPITAL        STAGE         TOTAL
                                                   --------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1997.....................  $     --   $  120,000    $ (28,279)    $   91,721
Capital contributions by organizers..............        --      400,000           --        400,000
Net loss.........................................        --           --     (118,731)      (118,731)
Sale of private placement common stock...........   200,000    1,767,500           --      1,967,500
Repayment of capital contributions by
  organizers.....................................        --     (520,000)          --       (520,000)
                                                   --------   ----------    ---------     ----------
BALANCE AT APRIL 30, 1998........................  $200,000   $1,767,500    $(147,010)    $1,820,490
                                                   ========   ==========    =========     ==========

           See the accompanying notes and accountants' review report.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (118,731)
  Adjustments to reconcile net loss to net cash used
     (provided) by operating activities:
     Depreciation of premises and equipment.................       7,098
     Decrease in contribution receivable....................      25,000
     Increase in other assets...............................     (32,090)
     Increase in accounts payable...........................     538,696
     Increase in other liabilities..........................      89,978
                                                              ----------
          NET CASH USED BY OPERATING ACTIVITIES.............     509,951
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets.................................      (7,757)
  Purchase of certificate of deposit........................     (70,000)
  Deferred organizational costs.............................     (70,595)
                                                              ----------
          NET CASH USED BY INVESTING ACTIVITIES.............    (148,352)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of the private placement common
     stock..................................................   1,967,500
  Proceeds from capital contributions by organizers.........     400,000
  Repayment of capital contributions by organizers..........    (520,000)
  Repayment of note payable.................................      (2,925)
                                                              ----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........   1,844,575
                                                              ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   2,206,174
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      60,698
                                                              ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $2,266,872
                                                              ==========

           See the accompanying notes and accountants' review report.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998
                                  (UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     CNB Holdings, Inc. was formed to organize and own all of the capital stock of Chattahoochee National Bank (the "Bank"); together they are herein referred to as the "Company." The organizers of the Company filed an application to charter the Bank as a national bank with the Office of the Comptroller of the Currency, with the FDIC for deposit insurance and to conduct a commercial banking business from Alpharetta, Georgia. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the third quarter of 1998.

     In a private placement that closed on April 30, 1998, the organizers purchased a total of 200,000 shares of common stock at an aggregate purchase price of $2,000,000, or $10.00 per share.

     In addition to the organizers' private offering, the Company is currently anticipating offering a minimum of 900,000 and a maximum of 1,035,000 shares of its common stock, $1.00 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum private and initial offerings not be obtained, amounts paid by organizers and subscribers with their subscriptions will be returned, net of expenses, and the offer will be withdrawn.

     Upon the completion of the sale of common stock and the opening of the Bank, incurred organizational costs, estimated to be $150,000 ($100,000 for the Bank and $50,000 for the Company, consisting principally of legal, regulatory, consulting and incorporation fees) will be deferred and amortized over the Bank's and the Company's initial 60 months of operations. Offering expenses, estimated to be $775,000, (consisting principally of direct incremental and underwriting costs of the stock offering) will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $250,000, (consisting principally of salaries, overhead and other operating costs) will be charged against the initial period's operating results.

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies:

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

CERTIFICATE OF DEPOSIT

     The certificate of deposit is carried at cost, and accordingly, earnings are reported when interest is accrued.

PREMISES AND EQUIPMENT

     Premises and equipment are reported at cost, less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily straight-line methods over the estimated useful lives of the assets.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED ORGANIZATIONAL COSTS

     Organizational expenses include consulting fees, expenses for market analysis and feasibility studies, and legal and accounting fees and expenses. The organizational expenses will be capitalized and amortized to expense over a 60-month period from the date of inception.

INCOME TAXES

     The tax effects of transactions are recorded at current tax rates in the periods in which the transactions are reported for financial statement purposes. Deferred income taxes is established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 -- PREMISES AND EQUIPMENT

     The components of premises and equipment as of April 30, 1998, consist of the following:

Furniture and fixtures......................................  $   262
Office equipment............................................   10,463
Automobile..................................................   57,979
                                                              -------
                                                               68,704
Accumulated depreciation....................................   (7,098)
                                                              -------
                                                              $61,606
                                                              =======

     On December 24, 1997, the Company entered into a 60-month installment loan of $57,478.75, payable at $975.00 per month until maturity on December 24, 2002. This loan is secured by an automobile and bears an interest rate of 9.0 percent.

NOTE 3 -- INCOME TAXES

     There was no provision (benefit) for income taxes for the four-month period ended April 30, 1998, due to the Company's net operating loss and its valuation reserve against deferred tax assets.

     The following difference gives rise to deferred income taxes as of April 30, 1998:

Net operating loss carryforward.............................  $ 49,983
Valuation reserve...........................................   (49,983)
                                                              --------
Net deferred tax asset......................................  $     --
                                                              ========

     As of April 30, 1998, the Company has a net operating loss carryforward of approximately $147,010.

NOTE 4 -- STOCKHOLDERS' EQUITY

     From inception on November 5, 1997, until April 30, 1998, the Company had been totally funded by $520,000 in capital contributions from the organizers. These capital contributions were without interest, at risk of loss, and not guaranteed to be paid back to the organizers.

                               CNB HOLDINGS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In a private placement that closed on April 30, 1998, the organizers purchased a total of 200,000 units for $2,000,000 or $10.00 per unit, before deducting $32,500 in offering expenses. Proceeds from this private placement will be utilized to repay the organizers their $520,000 initial capital contribution, without interest, and provide working capital for the Company.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     The Company entered into a letter of employment with the President and Chief Executive Officer of the Bank. The letter of employment continues for three years and provides for an annual base salary of $125,000 per year with a 2 1/2 percent increase on the anniversary date of the opening of the Bank, plus an annual medical insurance premium and such other benefits as hospitalization, disability and life insurance, which are generally made available to other senior executives of the Company and the Bank.

     On March 24, 1998, the Company entered into a lease agreement for office space at its planned main office location, subject to the following conditions:
(i) preliminary and final charter approval is received from the Office of the Comptroller of the Currency, (ii) the Federal Deposit Insurance Corporation
(FDIC) approves said chartered association for FDIC-provided insurance, and
(iii) the Company raises not less than $10,000,000 in capital. The anticipated commencement date of the lease is April 1, 1998, with a five-year initial term. The monthly base rent will be $6,285.52 per month. The lessor also required that a $70,000 irrevocable standby letter of credit be provided to begin the Company's build-out of the property. This irrevocable standby letter of credit expires on October 27, 1998, and is secured by a $70,000 certificate of deposit purchased by the Company.

     On March 10, 1998, the Company entered into an agreement for the data processing applications and implementation of the Company's electronic data processing system. The monthly expenses are based on the types and number of activities on a monthly basis.

     On April 27, 1998, the Company entered into a software license agreement for certain platform software applications for a total payment of $32,900. No payment has been made as of April 30, 1998.

NOTE 6 -- GOING CONCERN

     The Company was formed to organize and own all of the capital stock of the Bank. The organizers of the Company filed an application with the OCC to charter the Bank as a national bank and with the FDIC to obtain deposit insurance. In addition to the organizers' private offering, the Company is currently anticipating an initial offering to raise additional capital.

     The ability of the Company to continue as a going concern is dependent upon the success of obtaining the regulatory approvals and obtaining the required minimum capital. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL JULY 3, 1998 (FOR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................    3
Organizers' Offering..................    6
Use of Proceeds.......................    7
Dilution..............................    8
Capitalization........................   10
Dividends.............................   11
Management's Discussion and Analysis
  or Plan of Operation................   12
Proposed Business of the Company and
  the Bank............................   15
Management............................   20
Description of Capital Stock of the
  Company.............................   28
Shares Eligible for Future Sale.......   32
Underwriting..........................   32
Supervision and Regulation............   33
Legal Proceedings.....................   40
Legal Matters.........................   40
Experts...............................   40
Reports to Shareholders...............   40
Additional Information................   40
Index to Financial Statements.........  F-1

======================================================
======================================================

                                 900,000 SHARES

                         (CNB HOLDINGS, INC.(TM) LOGO)

                        A PROPOSED BANK HOLDING COMPANY
                                      FOR

                                 CHATTAHOOCHEE
                                 NATIONAL BANK

                               (IN ORGANIZATION)

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              J.C. BRADFORD & CO.
                                  JUNE 8, 1998

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